UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No.    )

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Soliciting Material Pursuant to §240.14a-12

BLUELINX HOLDINGS INC.

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BlueLinx Holdings Inc.

4300 Wildwood Parkway
Atlanta, Georgia 30339

April 15, 2013

Dear Stockholder:

I am pleased to invite you to the 2013 Annual Meeting of Stockholders of BlueLinx Holdings Inc. The meeting will be held at our headquarters at 4300 Wildwood Parkway, Atlanta, Georgia 30339 on Thursday, May 16, 2013 at 1:00 p.m. Eastern Daylight Savings Time. The matters to be voted upon at the meeting are listed in the accompanying notice of the Annual Meeting, and are described in more detail in the accompanying proxy statement and proxy card. Whether or not you plan to attend the Annual Meeting, please complete, date, sign and mail promptly the enclosed proxy card in the envelope provided to ensure that your vote will be counted. If you attend the meeting, you will, of course, have the right to revoke the proxy and vote your shares in person.

On behalf of the Board of Directors, management and employees of BlueLinx, I extend our appreciation for your continued support and look forward to meeting with you.

Very truly yours,

George R. Judd
President and Chief Executive Officer

BLUELINX HOLDINGS INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2013 Annual Meeting of Stockholders of BlueLinx Holdings Inc. will be held at our headquarters at 4300 Wildwood Parkway, Atlanta, Georgia 30339 on Thursday, May 16, 2013, at 1:00 p.m. Eastern Daylight Saving Time, for the following purposes:

1. to elect nine directors to hold office until the 2014 annual meeting of stockholders or until their successors are duly elected and qualified;

2. to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2013;

3. to hold an advisory, non-binding vote to approve the executive compensation described in this Proxy Statement;

4. to transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Stockholders of record at the close of business on April 3, 2013, will be entitled to notice of and to vote at the meeting or any postponements or adjournments of the meeting.

The Board of Directors recommends voting FOR its nominees for director and FOR proposals 2 and 3.

Whether or not you expect to be present in person at the meeting, please sign and date the accompanying proxy and return it promptly in the enclosed postage-paid reply envelope. This will assist us in preparing for the meeting.

By Order of the Board of Directors,

Sara E. Epstein
Vice President, General Counsel and Secretary

April 15, 2013
Atlanta, Georgia

IMPORTANT NOTICE REGARDING AVAILABILITY
OF PROXY MATERIALS FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, MAY 16, 2013

BlueLinx Holdings Inc. is providing access to its proxy materials both by sending you this full set of proxy materials and by notifying you of the availability of its proxy materials on the Internet.

You may access the following proxy materials as of the date they are first mailed to our stockholders by visiting https://materials.proxyvote.com/09624H:

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Notice of 2013 Annual Meeting of Stockholders to be held on Thursday, May 16, 2013;
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Proxy Statement for 2013 Annual Meeting of Stockholders to be held on Thursday, May 16, 2013; and
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Annual Report on Form 10-K for the fiscal year ended December 29, 2012.

These proxy materials are available free of charge and will remain available through the conclusion of the Annual Meeting. In accordance with SEC rules, the proxy materials on the site are searchable, readable and printable and the site does not have “cookies” or other tracking devices which identify visitors.

The enclosed proxy is being solicited by the Board of Directors of BlueLinx Holdings Inc. (“BlueLinx,” “us,” “we,” “our,” or the “Company”) for the 2013 Annual Meeting of Stockholders or any postponement or adjournment of the meeting, for the purposes set forth in the accompanying “Notice of Annual Meeting of Stockholders.”

Copies of this proxy statement, the form of proxy and the annual report will first be mailed to stockholders on or about April 15, 2013. The proxy statement and annual report are also available on the investor relations page of our website at www.bluelinxco.com or https://materials.proxyvote.com/09624H.

Attending the Annual Meeting

The Annual Meeting will be held at our headquarters at 4300 Wildwood Parkway, Atlanta, Georgia 30339 on Thursday, May 16, 2013 at 1:00 p.m. Eastern Daylight Saving Time. For directions to the meeting please contact our investor relations department at 770-953-7000. Holders of our common stock as of the close of business on April 3, 2013 will be entitled to attend and vote at the meeting.

i

BLUELINX HOLDINGS INC.
4300 Wildwood Parkway
Atlanta, Georgia 30339
770-953-7000

GENERAL INFORMATION

Why did I receive this proxy statement?

This proxy statement is furnished in connection with the solicitation of proxies on behalf of our Board of Directors (the “Board”) to be voted at the annual meeting of our stockholders to be held on May 16, 2013, and any adjournment thereof, for the purposes set forth in the accompanying “Notice of Annual Meeting of Stockholders.” The meeting will be held at our headquarters, 4300 Wildwood Parkway, Atlanta, Georgia 30339, on Thursday, May 16, 2013 at 1:00 p.m. Eastern Daylight Saving Time. This proxy statement and accompanying proxy card are being first sent or given to our stockholders on or about April 15, 2013. Our Annual Report on Form 10-K for the year ended December 29, 2012, accompanies this proxy statement.

Who is soliciting my vote?

Our Board is soliciting your vote at the 2013 Annual Meeting of BlueLinx Stockholders.

Who is entitled to vote?

Only our stockholders of record at the close of business on April 3, 2013, the “Record Date,” are entitled to receive notice of the meeting, attend the meeting and to vote the shares of our common stock that they held on that date at the meeting, or any adjournment thereof. Each outstanding share that you own as of the Record Date entitles you to cast one vote on each matter to be voted upon.

Who can attend the meeting?

All stockholders of record as of the close of business on the Record Date, or their duly appointed proxies, may attend the meeting. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date. If you are a stockholder of record, your name will appear on our stockholder list.

What will I vote on?

Three items:

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the election of nine directors to our Board;
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the ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2013; and
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an advisory, non-binding vote to approve the executive compensation described in this Proxy Statement.

Will there be any other items of business on the agenda?

We do not expect any other items of business at the meeting. Nonetheless, if there is an unforeseen matter raised, your proxy will give discretionary authority to the persons named on the proxy to vote on any other matters that may be brought before the meeting. These persons will use their best judgment in voting your proxy.

How many votes must be present to conduct business at the meeting?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on the Record Date will constitute a quorum, permitting business to be conducted at the meeting. As of the Record Date, we had 86,612,039 shares of common stock outstanding. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing either a notice of revocation or a duly executed proxy bearing a later date with our CorporateSecretary, at our principal executive offices, BlueLinx Holdings Inc., attn: Corporate Secretary, 4300 Wildwood Parkway, Atlanta, Georgia 30339. The powers of the proxy holder(s) will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the recommendations of our Board of Directors?

Our Board recommends a vote FOR the election of the nominated slate of directors, FORthe ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2013, and FOR the approval, on an advisory basis, of the executive compensation described in this Proxy Statement.

What vote is required to approve each item?

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Election of Directors.   A nominee will be elected as a director if he receives a plurality of the votes cast at the meeting. “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. In other words, the nine director nominees receiving the most votes will be elected. Broker non-votes or marking your proxy card to withhold authority for all or some nominees will have no effect on the election of directors.
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Ratification of Independent Registered Public Accounting Firm.    The affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2013. As a result, abstentions will have the effect of a vote “against” the proposal; however, broker non-votes will have no effect on this proposal. If our stockholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the fiscal year if it determines that such a change would be in our best interests and that of our stockholders.

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Approval on a non-binding, advisory basis of the compensation of the Company’s Named Executive Officers.   Adoption of a resolution approving, on a non-binding, advisory basis the compensation of the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion of this proxy statement, requires the affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote. As a result, abstentions will have the effect of a vote “against” the proposal; however, broker non-votes will have no effect on this proposal.

What if I don’t vote for some or all of the matters listed on my proxy card?

If you are a registered stockholder and you return a signed proxy card without indicating your vote for some or all of the matters, your shares will be voted as follows for any matter you did not indicate a vote on:

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FOR the director nominees to the Board listed on the proxy card;
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FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2013; and
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FOR the approval, on an advisory, non-binding basis, of the executive compensation described in this Proxy Statement.

How will proxies be solicited?

Proxies will be solicited by mail. Proxies may also be solicited by our officers and regular employees personally or by telephone or facsimile, but such persons will not be specifically compensated for such services. Banks, brokers, nominees and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to their principals, the beneficial owners of our common stock. We will pay the expense of preparing, assembling, printing, mailing and soliciting proxies.

Is there electronic access to the proxy materials and annual report?

Yes. The materials will be available, as of the date they were first mailed to our stockholders, by visiting https://materials.proxyvote.com/09624H. In addition, this proxy statement and our Annual Report on Form 10-K are available on our website at www.bluelinxco.com.

Who are our largest stockholders?

As of the Record Date, Cerberus ABP Investor LLC, an affiliate of Cerberus Capital Management, L.P., or Cerberus, owned 47,138,267 shares of our common stock, representing approximately 53.88% of the then outstanding shares of common stock of BlueLinx. As of the Record Date, we believe Stadium Capital Management, LLC exercises shared voting and investment authority over 6,592,125 shares of our stock in conjunction with Alexander H. Seaver and Bradley R. Kent, and Stadium Capital Partners, L.P. (with respect to 5,866,266 of these shares of our stock), representing approximately 7.54% of the then outstanding shares of common stock of BlueLinx. As of the Record Date, we believe Prescott Group Aggressive Small Cap, L.P. and Prescott Group Aggressive Small Cap II, L.P., through the account of Prescott Group Aggressive Small Cap Master Fund, G.P. exercises shared voting and investment authority over 4,657,612 shares of our stock in conjunction with Prescott Group Capital Management, L.L.C., representing approximately 5.32% of the then outstanding shares of common stock of BlueLinx.

ITEMS OF BUSINESS TO BE ACTED ON AT THE MEETING

PROPOSAL 1:

ELECTION OF DIRECTORS

Our Board presently consists of seven members. Pursuant to the Company’s bylaws, the Board has voted to increase the size of the Board from seven members to nine members, and has nominated nine persons for election as directors of the Company at the 2013 Annual Meeting of Stockholders. Each of our current directors, along with Messrs. Fennebresque and Haley, has been nominated for reelection and has consented to stand for reelection.

The terms of all of the members of our Board will expire at the next annual meeting after their election, or until their successors, if any, are elected and appointed. If you do not wish your shares of common stock to be voted for particular nominees, you may so indicate on the enclosed proxy card. If, for any reason, any of the nominees become unavailable for election, the individuals named in the enclosed proxy card may exercise their discretion to vote for any substitutes proposed by the Board. At this time, the Board knows of no reason why any nominee might be unavailable to serve.

Our Board unanimously recommends a vote FOR each of the following nominees:

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Howard S. Cohen
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Richard S. Grant
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George R. Judd
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Steven F. Mayer
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Alan H. Schumacher
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M. Richard Warner
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Ronald E. Kolka
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Kim S. Fennebresque
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Roy W. Haley

Biographical and other information about these nominees can be found under “Identification of Executive Officers and Directors” elsewhere in this proxy statement.

PROPOSAL 2:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2013. Ernst & Young LLP has served as our independent registered public accounting firm since our inception. While stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or otherwise, our Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification. If our stockholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the fiscal year if it determines that such a change would be in our best interests and that of our stockholders.

Ernst & Young LLP has advised us that it has no direct, nor any material indirect, financial interest in us or any of our subsidiaries. We expect that representatives of Ernst & Young LLP will be present at the meeting to make any statement they may desire and to respond to appropriate questions from our stockholders.

Fees Paid To Independent Registered Public Accounting Firm

The following table presents the aggregate fees billed by Ernst & Young LLP for professional services for fiscal years 2012 and 2011, by category as described in the notes to the table:

	2012	2011
Audit Fees(1)	$1,603,124	$1,614,758
Audit-Related Fees(2)	152,129	159,000
Tax Fees	—	—
All Other Fees(3)	1,995	1,995
TOTAL	$1,757,248	$1,775,753

(1)
Consists of fees related to audits of our consolidated financial statements, reviews of interim financial statements and disclosures in filings with the Securities and Exchange Commission (“SEC”). Audit fees also included fees related to the audit of internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.
(2)
Consists of fees billed for services related to benefit plan audits.
(3)
Consists of fees billed for services related to certain transactional services and certain research related products.

Pre-Approval of Audit and Non-Audit Services

The charter of the Audit Committee provides that the Audit Committee is responsible for the pre-approval of all material audit services and non-audit services to be performed for us by our independent registered public accounting firm. All audit and non-audit work described above was pre-approved by the Audit Committee. The Audit Committee may delegate to one or more of its members the authority to grant such pre-approvals. The decisions of any such member shall be presented to the full Audit Committee at each of its scheduled meetings.

Our Board recommends a vote FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2013.

PROPOSAL 3:

ADVISORY, NON-BINDING VOTE TO APPROVE THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required pursuant to Section 14A of the Exchange Act, we seek a non-binding advisory vote from our stockholders to approve the compensation of our executives as described under “Compensation Discussion and Analysis” (“CD&A”) and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement. This proposal, commonly known as a say-on-pay proposal, gives our stockholders the opportunity to express their views on our executive compensation. Because your vote is advisory, it will not be binding on the Board. However, the Compensation Committee will take into account the outcome of the vote when making future executive compensation decisions. At our 2011 Annual Meeting, our stockholders voted, consistent with the recommendation of the Company’s board of directors, to hold a stockholder advisory vote to approve the compensation of the Company’s named executive officers annually. Accordingly, we presently intend to hold annual say-on-pay votes. At our 2012 Annual Meeting of Stockholders, our stockholders overwhelmingly approved our say-on-pay proposal, with over 99 percent of the votes cast approving the 2011 executive compensation described in our 2012 proxy statement. Based on this strong support from our stockholders, we believe our compensation programs are effectively designed and continue to be aligned with the interests of our stockholders.

As discussed below in our CD&A, our primary goal is to establish a compensation program that serves the long-term interests of the Company and our stockholders by aligning management’s interests with that of our stockholders through equity ownership and by promoting the attainment of certain individual and corporate goals. In addition, our compensation program is designed to attract and retain top quality executives with the qualifications necessary for the long-term financial success of the Company. Key elements of our compensation philosophy include:

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Compensation decisions are driven by a pay-for-performance philosophy, which takes into account performance by both the Company and the individual;
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Performance is determined with reference to pre-established goals, both with respect to the Company and the individual, which we believe enhances the individual executive’s performance;
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Where possible, a significant component of total direct compensation should consist of variable compensation;
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Total compensation opportunity should be comparable to the median ranges in the marketplace within which we compete; and
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Increased compensation can be earned through an individual’s increased contribution to the Company.

The Compensation Committee has and will continue to take action to structure our executive compensation practices in a manner that is performance-based with a view towards serving the long-term interests of the Company and our stockholders. The Board believes that the executive compensation as described in this proxy statement aligns with our compensation philosophy.

Our Board recommends a vote FOR the following advisory resolution:

“RESOLVED, that the compensation paid to the company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the CD&A, the compensation tables and narrative discussion, is hereby approved.”

INFORMATION ABOUT THE BOARD OF DIRECTORS

Our Board met seven times during 2012. Each incumbent director attended at least 75% of the total of all Board and committee meetings he was entitled to attend during 2012.

Our Board has reviewed the independence of each of its members based on the criteria for independence set forth under applicable securities laws, including the Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable rules and regulations of the SEC and applicable rules and regulations of the NYSE. The NYSE Listed Company Manual and corresponding listing standards provide that, in order to be independent, the Board must determine that a director has no material relationship with the Company other than as a director. The Board has reviewed the relationships between each Board member and the Company. Based on its review, the Board has affirmatively determined, by resolution of the Board as a whole, that the directors serving on the Audit Committee have no material relationship with us or any other matter of any kind that would impair their independence for purposes of serving on our Board and, therefore, satisfy the requirements to be considered independent under the NYSE listing standards applicable to the Board as well as satisfying the independence requirements applicable to audit committee membership.

As further described under “Controlled Company,” below, because we are a “controlled company,” we are exempt from the requirement that our Board be comprised of a majority of independent directors. Three members of our current Board are current or recent employees of, or advisors to, Cerberus, the indirect holder of a majority of the outstanding shares of our common stock, and as such are not independent. However, if the nine persons nominated by the Board for election as directors are elected, the Board would be comprised of a majority of independent directors.

Our business and affairs are managed by our Board. To assist it in carrying out its responsibilities, our Board has established the two standing committees described below, under “Committees of the Board of Directors.” The charter for each of these committees, as in effect from time to time, may be found on our website, www.bluelinxco.com. Each of these committees has the right to retain its own legal counsel and other advisors. While we do not have a formal attendance policy, all of our directors are encouraged to attend our Annual Meeting of Stockholders. All of our then eight directors attended the 2012 Annual Meeting of Stockholders.

Board Structure and Risk Oversight

We have separate persons serving as Chairman of the Board and Chief Executive Officer. Howard S. Cohen is our Chairman and chairs our Board meetings. George R. Judd is our President and Chief Executive Officer. The Chairman of the Board provides general oversight and high level strategic planning for the Company while the Chief Executive Officer manages the business of the organization with a focus on daily operations as they relate to the Company’s long-term strategy. We believe this structure is appropriate for the Company at this time as it keeps board leadership separate from operational management.

Our Board monitors our exposure to a variety of risks. Risk may be addressed from time to time by the full Board or by one or more of our Board Committees. Senior management is responsible for identifying and managing material risks faced by the Company and periodically reports on such risks to the full Board or to the appropriate Committee. Our audit committee charter gives the Audit Committee responsibilities and duties that include discussing with management, the internal audit department and the independent auditors our major financial risk exposures and the steps management has taken to monitor, control and minimize such exposures. Liquidity risk, credit risk and risks associated with our debt facilities and cash management are handled primarily by our finance and accounting department, which provides regular reports to our Audit Committee. The Compensation Committee is responsible for reviewing whether our compensation programs encourage excessive risk taking by senior executive management. General business and operational risks are handled primarily by senior executive management, which discusses any such risks as necessary during its regular meetings with the Board. The Company also has established a risk committee, comprised of functional area leaders within the Company, which assists the internal audit group with monitoring and addressing the Company’s risks.

Lead Director

The lead director’s duties generally include serving as the chairperson for all executive sessions of the non-management directors and communicating to the Chief Executive Officer the results of non-management executive board sessions. Mr. Cohen, the Chairman of the Board, currently serves as the Company’s lead director. Any interested party may contact the lead director by directing such communications to the lead director c/o Corporate Secretary, BlueLinx Holdings Inc., 4300 Wildwood Parkway, Atlanta, Georgia 30339. Any such correspondence received by us will be forwarded to the lead director.

Committees of the Board of Directors

The Audit Committee

Our Board established a separately-designated standing Audit Committee in accordance with Section 3(a)(58)(A) of the Exchange Act. The purpose of the Audit Committee is to assist our Board in fulfilling its responsibilities to oversee our financial reporting process, including monitoring the integrity of our financial statements and the independence and performance of our internal and external auditors. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm.

The Audit Committee met eight times in 2012. The Audit Committee currently consists of Messrs. Schumacher, Grant and Warner. As discussed above, our Board has affirmatively determined that Messrs. Schumacher, Grant and Warner are each “independent,” as such term is defined under the rules of the SEC and the listing standards of the NYSE applicable to audit committee membership, and each meets the NYSE’s financial literacy requirements. Mr. Charles H. McElrea also was deemed to be independent during his time on the Audit Committee. Our Board has determined that Mr. Schumacher is an “audit committee financial expert,” as such term is defined under the applicable rules of the SEC. Mr. McElrea resigned from the Board of Directors and the Audit Committee effective October 30, 2012. On November 6, 2012, our Chief Executive Officer filed an interim written affirmation with the NYSE reporting that the Company was out of compliance with the NYSE’s Corporate Governance listing standards due to only having two directors on the Company’s Audit Committee following Mr. McElrea’s resignation, rather than the three directors required by Section 303A.07(a) of the NYSE Listed Company Manual. On February 14, 2013, the Board affirmatively determined Mr. M. Richard Warner to be independent. Mr. Warner joined the Audit Committee as the third director on the Company’s Audit Committee, bringing the Company back into compliance with Section 303A.07(a) of the NYSE Listed Company Manual.

The Audit Committee operates pursuant to a written charter, a copy of which can be found on our website at www.bluelinxco.com. Additionally, the audit committee charter is available in print to any stockholder who requests it by writing to BlueLinx Holdings Inc., attn: Corporate Secretary, 4300 Wildwood Parkway, Atlanta, Georgia 30339.

The Audit Committee has adopted a procedure to receive allegations on any fraudulent accounting issues through a toll-free telephone number as set out in our code of conduct and ethics. See “Corporate Governance Guidelines and Code of Ethics” below.

The Compensation Committee

The Compensation Committee oversees the determination of all matters relating to employee compensation and benefits and is empowered to: (1) establish a compensation policy for executive officers, including setting base salaries and incentive compensation; (2) review compensation practices and trends and risks that may be created by the design of our compensation programs; (3) make recommendations as to compensation levels for executive officers; (4) approve employment contracts; (5) administer our equity and other incentive plans; and (6) undertake administration of other employee benefit plans. The Compensation Committee currently consists of Messrs. Cohen, Schumacher and Warner. The Compensation Committee met five times during 2012. As further described under “Controlled Company” below, because we are a “controlled company,” we are exempt from the requirement that the Compensation Committee be comprised solely of independent directors. Mr. Cohen is an advisor to Cerberus and as such is not considered independent.

The Compensation Committee has engaged Meridian Compensation Partners, LLC (“Meridian”), formerly Hewitt Associates, to serve as an advisor to the Committee on executive compensation issues and to provide recommendations as to executive compensation levels. Meridian provides ongoing executive compensation advisory services for the Committee as its independent compensation consultant. Although the Committee referred to the compensation benchmarking survey provided by Hewitt Associates in October 2008, Meridian did not make any specific recommendations to the Committee regarding executive compensation in 2012. At the request of the Committee, Meridian provided an updated compensation benchmarking study to the Company in February 2013. The Company plans to review the updated compensation benchmarking study and utilize this study as we make future compensation decisions. Meridian did not provide any other services to the Company in fiscal 2012 in excess of $120,000.

The Compensation Committee operates pursuant to a written charter, a copy of which can be found on our website at www.bluelinxco.com. Additionally, the charter is available in print to any stockholder who requests it by writing to BlueLinx Holdings Inc., attn: Corporate Secretary, 4300 Wildwood Parkway, Atlanta, Georgia 30339. Pursuant to the terms of its written charter, the Compensation Committee may delegate certain of its duties and responsibilities to a subcommittee consisting of one or more members of the Committee, or to executive officers of the Company.

For more information on the role of the Compensation Committee and its processes and procedures for considering and determining executive officer compensation, see “Compensation Discussion and Analysis” in this proxy statement.

Controlled Company

We are a “controlled company” for purposes of Section 303A of the NYSE Listed Company Manual. Our basis for this determination is that Cerberus ABP Investor LLC, an affiliate of Cerberus, owns 47,138,267, or approximately 53.88% of the outstanding shares of our common stock as of the Record Date. Accordingly, we are exempt from the NYSE listing requirements that would otherwise mandate (1) a majority of independent directors on our Board, (2) a nominating committee of our Board, comprised solely of independent directors, to select or recommend nominees to our Board, and (3) a compensation committee of our Board, comprised solely of independent directors, to determine the compensation of our executive officers.

Nomination Process

Because we are a “controlled company,” we do not have a standing nominating committee comprised solely of independent directors or any other committee performing similar functions. Such matters are considered at meetings of our full Board. Due to the size of our Board, we do not foresee an immediate need to establish a separate nominating committee or adopt a charter to govern the nomination process. In addition, because we are a controlled company, we do not have a policy regarding our consideration of nominations or recommendations for director candidates by other stockholders. To the extent we receive any such nominations or recommendations, they will be considered at such time based on such factors as the Board considers relevant.

Our Board has generally used an informal process to identify and evaluate director candidates. We believe that identifying and nominating highly skilled and experienced director candidates is critical to our future. Our Board has previously engaged third parties to assist it in identifying qualified independent director candidates. Our Board encourages all directors, independent or otherwise, to identify potential director nominees. As a result, our Board believes that it is presented with a diverse and experienced group of candidates for discussion and consideration.

During the evaluation process, our Board seeks to identify director candidates with the highest personal and professional ethics, integrity and values. While it has not adopted a formal written diversity policy, in the context of the needs of our Board at any given point in time, our Board will seek candidates with diverse experience in business, finance and other matters relevant to a company such as ours, prominence in their profession, concern for the interests of our stockholders and an understanding of our business. Additionally, our Board requires that director nominees have sufficient time to devote to our business and affairs.

IDENTIFICATION OF EXECUTIVE OFFICERS AND DIRECTORS

The following table contains the name, age and position with our company of each of our executive officers and directors as of April 3, 2013. Their respective backgrounds are described in the text following the table.

Name	Age	Position
Howard S. Cohen	66	Chairman of the Board of Directors (Director since September 2007, Chairman since March 2008)
George R. Judd	52	President, Chief Executive Officer and Director (since October 2008)
H. Douglas Goforth	49	Senior Vice President, Chief Financial Officer and Treasurer (Since February 2008)
Ned M. Bassil	47	Chief Supply Chain Officer (since December 2011)
Sara E. Epstein	35	Vice President, General Counsel and Corporate Secretary (since February 2013)
Richard S. Grant	66	Director (since 2005)
Steven F. Mayer	53	Director (since 2004)
Alan H. Schumacher	66	Director (since 2004)
Ronald E. Kolka	53	Director (since August 2012)
M. Richard Warner	61	Director (since 2008)

Executive Officers

George R. Judd has served as our Chief Executive Officer since October 2008 and as our President and Chief Operating Officer since May 2004. Mr. Judd has also served as a member of our board since October 2008. Previously, he worked for Georgia-Pacific Corporation in a variety of positions managing both inside and outside sales, national accounts and most recently as Vice President of Sales and Eastern Operations since 2002. From 2000 until 2002, Mr. Judd worked as Vice President of the North and Midwest regions of the Distribution Division. He served as Vice President of the Southeast region from 1999 to 2000. Mr. Judd serves on the board of directors of Snappy Air Distribution Products, Inc. and on the advisory board of DocuSign Inc. Mr. Judd formerly served on the board of the Building Products Institute in Washington, D.C., and he is past Chair of the National Lumber & Building Material Dealers Association. He graduated from Western Connecticut State University in 1984 with a Bachelor’s degree in Marketing.

H. Douglas Goforth has served as our Senior Vice President, Chief Financial Officer and Treasurer since February 2008. From November 2006 until February 2008, Mr. Goforth served as Vice President and Corporate Controller for Armor Holdings Inc. which was acquired by BAE Systems in July 2007. Previously he served as Corporate Controller for BlueLinx from May 2004 until October 2006, where he played a key role in our 2004 IPO. From 2002 until 2004 he served as Controller for the Distribution Division of Georgia-Pacific Corporation. Mr. Goforth has 25 years of combined accounting, finance, treasury, acquisition and management experience with leading distribution and manufacturing companies including Mitsubishi Wireless Communications, Inc., Yamaha Motor Manufacturing, Inc. and Ingersoll-Rand. Mr. Goforth is a North Carolina State Board Certified Public Accountant and earned a Bachelor of Science in Accounting from Mars Hill College in North Carolina.

Ned M. Bassil has served as our Senior Vice President, Chief Supply Chain Officer since December 2011. Prior to that, Mr. Bassil was a Senior Partner at a Bahou Heritage, a boutique firm providing large industrial clients with customized advisory services, from 2006 to 2007 and from 2009 to 2011. Mr. Bassil held the role of Group CEO at Azadea Holdings from 2008 to 2009, overseeing operations at over 350 retail outlets in 12 countries in Europe, the Middle East, & Africa, in the areas of Fashion, Food & Beverage, and Home Furnishings, in addition to Real Estate development activities. Mr. Bassil also held a number of senior management roles such as VP Global Operations, Senior VP Operations, and General Manager at Black & Decker from 2004 to 2005, and Philips Electronics from 1998 to 2004 in durable consumer goods, consumer electronics, and lighting. He also held various operating roles at Allied Signal (Honeywell) from 1993 to 1998 in the automotive industry, including Director of Operational Excellence at Allied Signal from 1996 to 1998, overseeing the Black Belt deployment within the Automotive Products Group. Mr. Bassil received his Masters of Business Administration in Finance from the Wharton School at the University of Pennsylvania, a Masters in Engineering from Youngstown State University, and a Bachelor of Science in Electrical Engineering from Youngstown State University.

Sara E. Epstein has served as our Vice President, General Counsel and Corporate Secretary since February 2013, and our Senior Counsel and Corporate Secretary since March 2010. Prior to joining us, Ms. Epstein was an attorney with Jones Day. Ms. Epstein received a Juris Doctor degree from Tulane University and a Bachelor of Arts degree from Tufts University.

Nominees for Election as Director

Howard S. Cohen has served as Chairman of our Board since March 2008 and as a member of our Board since September 2007. He is a Senior Advisor to Cerberus. Mr. Cohen served as our Interim Chief Executive Officer from March 2008 through October 2008 and as our Executive Chairman from March 2008 through March 2009. Mr. Cohen possesses 33 years of leadership experience, including service as President and CEO of four publicly-traded companies: GTECH Corporation, from 2001 to 2002; Bell & Howell, from 2000 to 2001; Sidus Systems Inc., from 1998 to 1999; and Peak Technologies Group, Inc., from 1996 to 1998. Mr. Cohen has also managed independent divisions of three Fortune 500 companies. Mr. Cohen serves as the Chairman of the Board of Directors of Albertsons LLC and Equable Ascent Financial, LLC, both of which are Cerberus portfolio companies. Mr. Cohen previously served on the Board of SSA Global Technologies, Inc. from 2005 until 2007.

Mr. Cohen’s past experience as our interim Chief Executive Officer and Executive Chairman, financial expertise, management advisory expertise, experience as a director and officer of public companies, relationship with our largest stockholder and his performance as one of our Board members make him a valuable member of our Board.

George R. Judd has served as a member of our Board since October 2008. As an executive officer of our Company, Mr. Judd’s background is described above. Mr. Judd’s experience as our Chief Executive Officer, years of experience with Georgia-Pacific Corporation and BlueLinx in a variety of leadership roles, institutional knowledge, management skills, industry knowledge and his performance as one of our Board members make him a valuable member of our Board.

Richard S. Grant has served as a member of our Board since December 2005. Previously, Mr. Grant served as a director of The BOC Group plc, until his retirement in 2002. Over 30 years of service with The BOC Group, Mr. Grant held various management positions, most recently as Chief Executive of BOC Process Gas Solutions, Chairman of CNC sa, a Mexican joint venture company, and he had group responsibility for Technology, Latin America and Continental Europe. Previous responsibilities included service as the BOC Regional Director for South Pacific/South Asia, Chairman of Elgas Ltd, an Australian LPG distributor, and before that as President of Ohmeda Medical Devices and Chief Executive Officer of Glasrock Home Healthcare Inc. Mr. Grant currently serves on the Board of Compass Minerals International Inc, where he is lead director, a member of the audit committee and the compensation committee, and was previously a member of the nominating corporate governance committee, of which he was Chairman. Mr. Grant previously served as a director of Distributed Energy Systems Corporation from 2006 to 2007.

Mr. Grant’s experience managing distribution businesses, leadership experience, international board experience, transactional experience, financial expertise, experience as an officer and director of public companies, independence and his performance as one of our Board members make him a valuable member of our Board.

Steven F. Mayer has served as a member of our Board since May 2004. He has been Senior Managing Director or Managing Director of Cerberus California, LLC and predecessor entities since November 2002 and also serves as Co-Head of Private Equity at Cerberus. Prior to joining Cerberus in 2002 and since 2001, Mr. Mayer was an Executive Managing Director of Gores Technology Group. Prior to joining Gores, from 1996 to 2001, Mr. Mayer was a Managing Director of Libra Capital Partners, L.P. From 1994 until 1996, Mr. Mayer was a Managing Director of Aries Capital Group, LLC, a private equity investment firm that he co-founded. From 1992 until 1994, Mr. Mayer was a principal with Apollo Advisors, L.P. and Lion Advisors, L.P., affiliated private investment firms. Prior to that time, Mr. Mayer was an attorney with Sullivan & Cromwell. Mr. Mayer is a member of the boards of directors of Grifols, S.A., YP Holdings, LLC, TransCentra, Inc., Spyglass Entertainment Holdings, LLC and Innkeepers USA, LLC. Mr. Mayer received his A.B., cum laude, from Princeton University and his Juris Doctor degree, magna cum laude, from Harvard Law School.

Mr. Mayer’s financial expertise, management advisory expertise, experience as a director of public companies, relationship with our largest stockholder and his performance as one of our Board members make him a valuable member of our Board.

Alan H. Schumacher has served as a member of our Board since May 2004. He is a director of Noranda Aluminum Holding Corporation, North American Bus Industries, Inc., School Bus Holdings Inc. and Quality Distribution Inc. He is also a member of the board of managers of Quality Distribution LLC. Mr. Schumacher was a director of Anchor Glass Container Inc. from 2003 to 2006, and of Equable Ascent Financial, LLC from December 2009 through February 27, 2012. Mr. Schumacher was a member of the Federal Accounting Standards Advisory Board from 2002 through June, 2012. Mr. Schumacher has 23 years of experience working in various positions at American National Can Corporation and American National Can Group, where, from 1997 until his retirement in 2000, he served as Executive Vice President and Chief Financial Officer and, from 1988 through 1996, he served as Vice President, Controller and Chief Accounting Officer.

Mr. Schumacher’s financial expertise (including his qualification as an audit committee financial expert), experience in the oversight of financial reporting and internal controls, experience as an officer and director of public companies, independence and his performance as one of our Board members make him a valuable member of our Board.

Ronald E. Kolka has served as a member of our Board since August 2012. Mr. Kolka has been a Senior Operating Executive at Cerberus Operations and Advisory Company, LLC (“COAC”) since January 5, 2012. Prior to his tenure with COAC, Mr. Kolka was Executive Vice President and Chief Financial Officer of Chrysler LLC beginning in 2007. Mr. Kolka joined Chrysler Corporation in 1986.

Mr. Kolka’s financial and management expertise, his relationship with our largest stockholder and his performance as one of our Board members make him a valuable member of our Board.

M. Richard Warner has served as a member of our Board since March 2008. Mr. Warner served as a consultant for Cerberus Capital Management, L.P., or Cerberus, from May 2007 through June 2011. Prior to his work with Cerberus, Mr. Warner was employed for more than 20 years in a variety of capacities at Temple-Inland Inc., most recently as a Senior Advisor during 2006, President from 2003 to 2005, Vice President & Chief Administrative Officer from 1999 to 2003 and Vice President & General Counsel from 1994 to 2002. Prior to joining Temple-Inland, Mr. Warner was a commercial lawyer in private practice. Mr. Warner currently serves on the boards of Balcones Resources Inc. He was a director of Equable Ascent Financial, LLC, a Cerberus portfolio company from 2007 to February 27, 2012. Mr. Warner received his BBA degree, magna cum laude, from Baylor University and his Juris Doctor degree from Baylor University Law School.

Mr. Warner’s financial expertise, management advisory expertise, experience as a director and officer of public companies, industry knowledge and experience, and his performance as one of our Board members make him a valuable member of our Board.

Kim S. Fennebresque, age 63, has been nominated by the Board for election to the Company’s Board of Directors. Mr. Fennebresque currently serves as a senior advisor to Cowen Group Inc. (“Cowen”). He previously served as Chairman and Chief Executive Officer of Cowen and its predecessor SG Cowen from 1999 to 2008. Mr. Fennebresque is also the Managing Principal of Dufresne Advisors, LLC and currently serves on the Board of Directors of Ally Financial Inc. Mr. Fennebresque served as Chairman of Dahlman Rose & Co., LLC (“Dahlman”), a research-driven investment bank focused on natural resources supply chain, from 2010 to 2012, and as Chief Executive Officer of Dahlman from July 2011 until August 2012. He has also served as head of the corporate finance and mergers & acquisitions departments at UBS and was a general partner and co-head of investment banking at Lazard Frères & Co. Mr. Fennebresque also held various positions at The First Boston Corporation (now Credit Suisse). He is a graduate of Trinity College and Vanderbilt Law School.

Mr. Fennebresque’s business experience, background in finance and industry knowledge qualify him to serve on, and be a valuable member of, the Board.

Roy W. Haley, age 66, has been nominated by the Board for election to the Company’s Board of Directors. Until his retirement in May 2011, Mr. Haley served as the Executive Chairman of WESCO International, Inc. (“WESCO”) a wholesale supplier of electrical and other industrial supplies and services, and, until September 2009, also was the Chief Executive Officer of WESCO. Prior to joining WESCO in February 1994, Mr. Haley was President and Chief Operating Officer of American General Corporation, one of the nation’s largest consumer financial services organizations. Mr. Haley currently is a member of the Board of Directors of United Stationers Inc. (“United”) and serves as Chair of United’s Audit Committee, a position he has held for over 11 years. In addition, he is currently a member of the Board of Trustees of Carnegie Mellon University in Pittsburgh. Mr. Haley also served as a director of Cambrex Corporation, a supplier of pharmaceutical and life science industry products and services, for twelve years until his retirement in April 2010 and as a director of the Federal Reserve Bank of Cleveland until his retirement in December 2010. Mr. Haley has a history of public company leadership with significant knowledge and operating experience in a distribution company as Chairman and Chief Executive Officer of WESCO. Mr. Haley holds a Bachelor of Science in industrial management from Massachusetts Institute of Technology.

Mr. Haley’s business experience, financial expertise, experience as an officer and director of public companies and industry knowledge qualify him to serve on, and be a valuable member of, the Board.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders and other interested parties who wish to send communications, including recommendations for director nominees, to our Board or any individual director may do so by writing to the Board of Directors, in care of our secretary, at our principal executive offices, BlueLinx Holdings Inc., attn: Corporate Secretary, 4300 Wildwood Parkway, Atlanta, Georgia 30339. Your letter should indicate whether you are a stockholder. Depending on the subject matter, our Corporate Secretary will, as appropriate:

•
forward the communication to the director to whom it is addressed or, in the case of communications addressed to the Board of Directors generally, to the chairman;
•
attempt to handle the inquiry directly where it is a request for information about us; or
•
not forward the communication if it is primarily commercial in nature or if it relates to an improper topic.

Communications from interested parties that are complaints or concerns relating to financial and accounting methods, internal accounting controls or auditing matters should be sent to the chairman of the Audit Committee, following the procedures set forth above. Director nominations will be reviewed for compliance with the requirements identified under “Submission of Stockholder Proposals” in this proxy statement and if they meet such requirements, will be promptly forwarded to the director or directors identified in the communication. There have been no material changes to the procedures pursuant to which stockholders may recommend nominees for directors since our 2012 annual meeting of stockholders.

All communications will be summarized for our Board on a periodic basis and each letter will be made available to any director upon request.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of April 3, 2013 (unless otherwise indicated in the footnotes), certain information with respect to our common stock owned beneficially by (1) each director or director nominee, (2) each named executive officer, (3) all executive officers and directors as a group, and (4) each person known by us to be a beneficial owner of more than 5% of our outstanding common stock. Unless otherwise noted, each of the persons listed has sole investment and voting power with respect to the shares of common stock included in the table. Beneficial ownership has been determined in accordance with Rule 13d-3 of the Exchange Act. Pursuant to the rules of the SEC, shares of our common stock that a beneficial owner has a right to acquire within 60 days pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing percentage ownership of such owner.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Outstanding(1)
Stephen Feinberg(2)(3)	47,138,267	53.88%
Stadium Capital Management, LLC(4)	6,592,125	7.54%
Prescott Group Capital Management, L.L.C.(11)	4,657,612	5.32%
Howard S. Cohen(5)	2,053,632	2.35%
George R. Judd(6)	2,037,203	2.33%
Howard D. Goforth	900,867	1.03%
Dean A. Adelman(7)	189,468	*
Ned M. Bassil	256,027	*
Sara E. Epstein(10)	39,401	*
Kim S. Fennebresque	0	0
Roy W. Haley	0	0
Richard S. Grant(8)	93,229	*
Steven F. Mayer(9)	0	0
Alan H. Schumacher	81,755	*
Ronald E. Kolka(3)	0	0

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Outstanding(1)
M. Richard Warner	60,877	*
All executive officers and directors as a group (13 persons)	5,712,459	6.53%

*
Less than one percent.
(1)
The percentage ownership calculations are based on 87,482,186 shares of our stock outstanding on April 3, 2013. This total includes options to purchases 870,147 shares of our common stock which are exercisable within 60 days of that date.
(2)
Cerberus ABP Investor LLC is the record holder of 47,138,267 shares of our common stock. Mr. Feinberg exercises sole voting and investment authority over all of our securities owned by Cerberus ABP Investor LLC. Thus, pursuant to Rule 13d-3 under the Exchange Act, Mr. Feinberg is deemed to beneficially own 47,138,267 shares of our common stock.
(3)
The address for Messrs. Feinberg and Kolka is c/o Cerberus Capital Management, L.P., 299 Park Avenue, New York, NY 10171.
(4)
Stadium Capital Management, LLC exercises shared voting and investment authority over 6,592,125 shares of our stock in conjunction with Alexander M. Seaver and Bradley R. Kent. In addition, Stadium Capital Partners, L.P., also exercises shared voting and investment authority over 5,866,266 of these shares of our stock. The address for Stadium Capital Management, LLC, Alexander M. Seaver, Bradley R. Kent and Stadium Capital Partners L.P. is 199 Elm Street, New Canaan, Connecticut 06840-5321.
(5)
Mr. Cohen’s ownership includes options to purchase 750,000 shares of our common stock which are exercisable within 60 days of April 3, 2013.
(6)
Mr. Judd’s ownership includes options to purchase 78,647 shares of our common stock which are exercisable within 60 days of April 3, 2013.
(7)
Mr. Adelman’s resigned from the Company effective February 1, 2013. All shares of unvested restricted stock and unexercised options expired as of the date of his resignation. These awards are therefore no longer included in the above number of shares beneficially owned.
(8)
Mr. Grant’s ownership includes options to purchase 10,000 shares of our common stock which are exercisable within 60 days of April 3, 2013.
(9)
The address for Mr. Mayer is c/o Cerberus California, LLC, 11812 San Vicente Boulevard, Los Angeles, CA 90049.
(10)
Ms. Epstein has served as our Vice President, General Counsel and Corporate Secretary since February 2013, and our Senior Counsel and Corporate Secretary since March 2010.
(11)
Prescott Group Aggressive Small Cap, L.P. and Prescott Group Aggressive Small Cap II, L.P., through the account of Prescott Group Aggressive Small Cap Master Fund, G.P., exercise shared voting and investment authority over 4,657,612 shares of our stock, representing approximately 5.32%. Prescott Group Capital Management, L.L.C. serves as the general partner of each of Prescott Group Aggressive Small Cap, L.P. and Prescott Group Aggressive Small Cap II, L.P. and may direct the vote and disposition of the 4,657,612 shares of our common stock. As the principal of Prescott Group Capital Management, L.L.C., Mr. Phil Frohlich may direct the vote and disposition of the 4,657,612shares of our common stock. The address for Prescott Group Aggressive Small Cap, L.P., Prescott Group Aggressive Small Cap II, L.P., Prescott Group Aggressive Small Cap Master Fund, G.P., Prescott Group Capital Management, L.L.C. and Mr. Phil Frohlich is 1924 South Utica, Suite 1120, Tulsa, Oklahoma 74104-6529.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and officers, and beneficial owners of more than 10% of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. Based solely on our review of the copies of such reports received by us with respect to transactions during 2012, or written representations from certain reporting persons, we believe that our directors, officers and persons who own more than 10% of our equity securities have complied with all applicable filing requirements for 2012.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of our Board of Directors, referred to in this discussion as the Committee, is responsible for reviewing, establishing and approving the compensation of our named executive officers. Compensation paid to our Chief Executive Officer, Chief Financial Officer and the other named executive officers identified in the Summary Compensation Table is set forth under “Compensation of Executive Officers” below. The following discussion and analysis focuses on compensation to our named executive officers for 2012.

The Committee regularly consults with management regarding employee compensation matters. The Chief Executive Officer’s compensation was primarily determined, and the material terms of his compensation arrangement are reflected in, his second amended and restated employment agreement entered into on January 22, 2013. The terms of the second amended and restated employment agreement are substantially similar to the terms of the employment agreement we entered into with Mr. Judd in 2008, although it does provide for a slightly higher base salary. In promoting Mr. Judd to serve as our Chief Executive Officer in 2008, we established the terms of his employment agreement based on a review of the compensation he was receiving in his capacity as our President and Chief Operating Officer, the compensation necessary to hire a qualified chief executive officer from outside of the Company, as well as our review of the market data for chief executive officer compensation at comparator companies which was provided to the Committee by its outside compensation consultant, Hewitt Associates, now Meridian, in its 2008 compensation benchmarking survey. For further information regarding the terms of the Chief Executive Officer’s employment, see “Amended and Restated Employment Agreement with Chief Executive Officer” below.

Our Chief Executive Officer makes compensation recommendations to the Committee for the other named executive officers. The Committee also considers market factors in making decisions about our compensation program. In this regard, in 2005, the Committee retained Hewitt Associates, now Meridian, to advise it on executive compensation matters and to provide compensation recommendations as to our executive officers. The Committee and the Company periodically discuss compensation issues and solicit compensation advice and data from Meridian. At the request of the Committee, Meridian provided an updated compensation benchmarking study to the Company in February 2013. The following discussion and analysis, which was reviewed and approved by the Committee, analyzes the objectives and results for 2012 of our named executive officer compensation policies and procedures.

Compensation Policies and Objectives

Our primary goal is to establish a compensation program that serves the long-term interests of the Company and our stockholders by aligning management’s interests with that of our stockholders through equity ownership and by promoting the attainment of certain individual and corporate goals. In addition, our compensation program is designed to attract and retain top quality executives with the qualifications necessary for the long-term financial success of the Company.

Our executive compensation program is based on the following principles:

•
Compensation decisions are driven by a pay-for-performance philosophy, which takes into account performance by both the Company and the individual;
•
Performance is determined with reference to pre-established goals, both with respect to the Company and the individual, which we believe enhances the individual executive’s performance;

•
Where possible, a significant component of total direct compensation should consist of variable compensation;
•
Total compensation opportunity should be comparable to the median ranges in the marketplace within which we compete; and
•
Increased compensation can be earned through an individual’s increased contribution to the Company.

Compensation programs in which our named executive officers participate are designed to be competitive with the compensation programs of companies with which we compete for executive talent in order to enhance our ability to attract and retain key executive leadership. In this regard, the Committee directed the Company to engage Hewitt Associates, now Meridian, to perform a benchmark study of the Company’s compensation structure in 2008. In evaluating our compensation program, the Committee considered the level of compensation paid to executive officers in comparable executive positions within a comparator group consisting of eighteen distribution companies and two building products companies selected by BlueLinx with annual revenues between $645 million and $10.8 billion. The companies within the group were selected based on size, industry focus and organizational status and we believe as a group they represent the appropriate comparable labor market for executive talent. This group comprised the following companies: Amcon Distributing Company; Andersons Inc.; Applied Industrial Technologies Inc.; Beacon Roofing Supply Inc.; Building Materials Holding Corporation; Builders FirstSource Inc.; Fastenal Company; GATX Corp.; Genuine Parts Company; Huttig Building Products Inc.; Interline Brands Inc.; MSC Industrial Direct; Nash Finch Co.; RSC Holdings Inc.; Rush Enterprises Inc.; United Rentals Inc.; Universal Forest Products; Watsco Inc.; Wesco International Inc.; and WW Grainger Inc.

The comprehensive benchmarking study focused on a number of elements to compare the Company to companies within these comparator groups, including base salaries, target bonuses and actual bonuses paid, actual annual equity awards, total cash compensation, benefits and total compensation. The Company and the Committee reviewed information from these comparator companies and used the data as a reference point to assist them in establishing the compensation program for the Company, setting our executive officers’ compensation and benefits to be competitive with those of executive officers in similar positions at these comparator companies and to achieve a balance of incentives to help achieve our performance objectives. Although the Committee does not tie executive compensation to a single reference benchmark or target within the comparator group, the Committee generally considers the 50th and 75th percentiles of companies within the comparator group. The benchmarking study is used as a comparative tool in the Committee’s evaluation of the Company’s executive compensation in relation to companies believed to represent the appropriate comparable labor market for executive talent.

The Committee periodically consults with Meridian on compensation issues and may periodically engage consultants in the future to advise on the ongoing competitiveness of our compensation programs as warranted. At the request of the Committee, Meridian provided an updated compensation benchmarking study to the Company in February 2013. The Company plans to review the updated compensation benchmarking study and utilize this study as we make future compensation decisions. In addition, the Committee periodically reviews and revises salary ranges and total compensation programs to develop compensation ranges that it believes will position us within the same range as market salaries for similar positions in our industry based on market information obtained from consultation with Meridian, informal market surveys, various trade group publications and other publicly available information.

At the 2012 Annual Meeting, our stockholders expressed their continued support of our executive compensation programs by approving the non-binding advisory vote on our executive compensation. More than 99 percent of votes cast supported our executive compensation policies and practices. During 2012, we reviewed our executive compensation programs in conjunction with business results and stockholder support of our executive compensation program. Following that review, we continue to believe that our executive compensation programs are designed to support the company and business strategies in concert with our compensation philosophy described above.

Elements of Compensation

Compensation for our named executive officers consists of four general components:

•
Base salary;
•
Annual performance-based cash awards;
•
Long-term equity incentive compensation; and
•
Other perquisite and benefit programs.

The appropriate mix and amount of compensation for each named executive officer varies based on the level of the executive’s responsibilities, as determined by the Committee in consultation with our Chief Executive Officer. The compensation structure for each of our named executive officers is largely established by his employment agreement. The Committee may increase any component of compensation provided by an employment agreement to any of our named executive officers. There is no established policy or formula for allocating any individual’s total compensation between cash and non-cash, or between short-term and long-term incentives. This approach is designed to provide the Company with flexibility to respond to marketplace and individual factors in attracting and retaining executive talent and encouraging performance.

The Committee typically reviews and adjusts base salaries and awards of cash bonuses and equity-based compensation on an annual basis. Our Chief Executive Officer presents recommendations and proposals on compensation, which are developed in consultation with our senior human resources officerand other Company representatives, to the Committee, including recommended base salaries, recommended structure, target levels and payout levels for the annual cash bonus program under the Company’s short term incentive plan (“STIP”), and recommended equity awards to executive officers, and management’s rationale for its recommendations. The Committee considers these recommendations before determining compensation.

Base Salary

Base salaries represent a fixed portion of named executive officer compensation and vary by job responsibility. We provide base salary because it is standard in the marketplace and provides a stable part of compensation to encourage retention. Named executive officer salaries generally are reviewed and approved annually by the Committee. Additionally, periodic salary adjustments are considered upon a promotion, change in job responsibility or when otherwise necessary for equitable reasons. The Chief Executive Officer’s base salary was initially established in his employment agreement, and the Committee consults with the Chief Executive Officer regarding the salaries of the other named executive officers. The Committee then considers such matters and approves base salary as to the named executive officers. The Committee primarily considers the recommendations of the Chief Executive Officer, market data, a general review of the executive’s compensation (individually and relative to the other executives), and the individual performance of the executive.

In May 2012, the Compensation Committee increased Mr. Judd’s salary and Mr. Goforth’s salary. The Compensation Committee had discussed at multiple meetings that Mr. Judd and Mr. Goforth had not received a recent salary increase. In light of the substantial contributions of Messrs. Judd and Goforth over the past several years in guiding the Company through one of the most severe downturns in the homebuilding industry while still improving the Company’s liquidity position, and the Compensation Committee’s determination that Messrs. Judd and Goforth were compensated below market for their positions and contributions to the Company, the Compensation Committee decided a salary increase was both appropriate and warranted for both Messrs. Judd and Goforth.

Annual Bonuses

We utilize cash bonuses as an incentive to promote achievement of individual and Company performance goals. This component of compensation places more emphasis on our annual financial performance and the potential rewards associated with future performance of the Company and the individual executive. Annual bonuses are determined based on agreements with the individual executive as well as pursuant to the Company’s STIP. Cash incentives are designed to:

•
Support our strategic business objectives;
•
Promote the attainment of specific financial goals;
•
Reward achievement of specific performance objectives; and
•
Encourage teamwork.

Under the STIP, an annual bonus pool is established and funded based solely on performance as measured against established business and/or financial goals at different levels of the Company’s operating structure. The Committee establishes the bonus pool based on Company performance. In general, the bonus pool is allocated to each participant based on the participant’s “target bonus percentage” (a percentage of such participant’s current base salary) and the extent to which the Company and/or such participant’s operating group(s) meets the established business and/or financial goals. Each of the named executive officers is a participant in the STIP, and each of their annual bonuses are subject to adjustment by the Committee, in its discretion, based on the executive’s individual performance and contribution to the Company during the year. The threshold, target and maximum bonus percentages for 2012 for each of the named executive officers as a percentage of each executive’s base salary were as follows:

	Threshold	Target	Maximum
George R. Judd	50%	100%	200%
H. Douglas Goforth	32.5%	65%	130%
Dean A. Adelman(1)	25%	50%	100%
Ned M. Bassil	32.5%	65%	130%

(1)
Mr. Adelman resigned from the Company effective February 1, 2013. We are presenting his compensation package for 2012 as he was a named executive officer as of the end of the fiscal year ended December 29, 2012.

Generally, the Committee sets the target levels for financial performance metrics for the STIP in alignment with the Company’s strategic plan. In making the annual determination of the threshold, target and maximum levels, the Committee may consider specific circumstances facing the Company during the year. For 2012, 100% of a named executive officer’s potential STIP award was based on corporate earnings before interest, tax, depreciation and amortization (“EBITDA”) targets, as adjusted for non-cash items and other items that are allowed at the discretion of the Committee. This objective is measured separately against a threshold, target and maximum goal. For 2012, these EBITDA goals were as follows:

	Threshold ($)	Target ($)	Maximum ($)
	(In millions)
EBITDA	3.5	10.0	30

For purposes of STIP calculations, during fiscal 2012 the Company achieved EBITDA of $14.1 million, which includes $9.9 million in gains from the sale of real estate. Based on our financial performance, the named executive officers earned bonuses for fiscal 2012 based on achieved EBITDA which was paid in the form of restricted stock granted in January of 2013. The officers received restricted stock in lieu of cash in an effort to conserve capital for future working capital requirements.

Officer	Base Salary ($)(2)	Target Bonus %	Total Target Payout ($)	Portion of Target Payout Related to EBITDA Goal (100%) ($)	Actual Payout Related to EBITDA Goal (0%) ($)(1)	Actual Total Payout ($)
George R. Judd	690,000	100	690,000	690,000	345,000	345,000
H. Douglas Goforth	425,000	65	276,250	276,250	138,125	138,125
Dean A. Adelman	315,000	50	157,500	157,500	78,750	78,750
Ned M. Bassil	400,000	65	260,000	260,000	40,000	40,000

(1)
Restricted shares granted in lieu of a cash bonus were based on a total economic value, shown in the above table, of $601,875 ($345,000 for Mr. Judd, $138,125 for Mr. Goforth, $78,750 for Mr. Adelman and $40,000 for Mr. Bassil), which equates to total shares of 182,940 (104,863 shares for Mr. Judd, 41,983 shares for Mr. Goforth, 23,936 shares for Mr. Adelman and 12,158 shares for Mr. Bassil) with a total fair value on the date of grant of $603,702 ($346,048 for Mr. Judd, $138,544 for Mr. Goforth, $78,989 for Mr. Adelman and $40,121 for Mr. Bassil). These restricted shares vest one year from the date of grant. As indicated above, Mr. Adelman resigned from the Company effective February 1, 2013. We are presenting his compensation package for 2012 as he was a named executive officer as of the end of the fiscal year ended December 29, 2012. He forfeited this restricted stock bonus as of the date of his resignation.
(2)
The STIP targets for each named executive officer are based on the each respective officer’s final base salary for fiscal 2012.

For 2013, the Committee established the STIP financial performance objectives for Messrs. Judd and Goforth as based on EBITDA and revenue growth, and for Mr. Bassil as based on EBITDA, gross margin performance and inventory performance. We believe it will be a challenge to achieve the target financial goal in 2013 for funding of the STIP at its target funding level. As demonstrated in connection with the 2012 STIP, the maximum financial goals were designed to be difficult to achieve, and we believe they will be.

Long Term Equity Incentive Plans

The purpose of our Long Term Equity Incentive Plans, or LTIPs, is to provide an incentive to our employees to work towards the achievement of our long term performance goals. A further purpose of the LTIPs is to provide a means through which we may better attract able individuals to become employees of the Company by providing these individuals with stock ownership. We also consider the program a key retention tool. For all of these reasons, we believe this component of compensation further advances and aligns the interests of the Company and its stockholders. LTIP grants are made annually. On May 29, 2007, the Compensation Committee resolved to set the date on which annual LTIP grants would be made to executive officers and certain members of management as the second Tuesday of each fiscal year. The Committee has the discretion to make additional LTIP grants at any time during the year. Such grants generally will be in connection with new hires or promotions within the Company.

In making decisions regarding long-term equity incentive awards for named executive officers, the Committee reviews the comparable equity award data for similar positions in our industry, market data and data from our compensation consultant, and also considers other relevant factors.

On January 10, 2012, the Committee awarded shares of restricted stock to certain of the Company’s named executive officers. Messrs. Judd, Goforth and Adelman received 606,612, 379,133 and 318,471 restricted shares, respectively. The value of these awards was based on the market price of our common stock at the date of the grant. The Committee considered the total dollar value of each named executive officer’s award when approving each grant.

The Compensation Committee recognized that many employees have made significant contributions to the Company over the past several years, but have not received recognition for their effort through additional compensation. In an effort to provide recognition of these employees’ contributions and as a part of the Company’s retention strategy, the Compensation Committee decided to award performance shares to these employees, including the named executive officers, in January 2013. The performance shares vest over three years based on the Company’s achievement of EBITDA targets, providing additional incentive to the employees to achieve such targets.

Further information on equity ownership can be found below in “Compensation of Executive Officers.”

Defined Contribution Plan

The Company historically provides retirement benefits to the named executive officers, including matching contributions, under the terms of its tax-qualified 401(k) defined contribution plan. In 2009, the Company suspended its matching contributions to the 401(k) plan for all employees until business conditions improve. This suspension continued in effect for fiscal 2011 and continued for fiscal 2012 for the named executive officers. This suspension is expected to continue for all or part of fiscal 2013 for the named executive officers. The named executive officers participate in the plan on substantially the same terms as our other participating employees. We believe that these benefits are comparable to those provided by comparable companies. The Company does not maintain any defined benefit or supplemental retirement plans for its executive officers.

Perquisites and Other Personal Benefits

The Company provides the named executive officers with perquisites and other personal benefits that the Company believes are reasonable, competitive in the market and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The named executive officers generally are provided a car allowance, payment of certain club dues, life insurance and reimbursement for relocation expenses, if applicable. The Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

Costs of the perquisites and personal benefits described above for the named executive officers for 2012 that meet the threshold established by SEC regulations are included in the Summary Compensation Table in the “All Other Compensation” column. See “Compensation of Executive Officers.”

Employment Agreements

We use employment agreements to attract and/or retain executive officers to BlueLinx. We primarily serve the housing and remodeling industries which are historically cyclical industries. Employment agreements enhance our ability to attract and retain top executive talent by providing some degree of certainty in light of these major cycles. The Committee, with assistance from our human resources department and legal counsel both inside and outside of the Company, establish and negotiate the terms of the employment agreements. The Committee believes multi-year employment agreements are necessary to secure executive talent for the long-term benefit of the Company and our stockholders. The Committee further believes that not utilizing employment agreements would put us at a competitive disadvantage to our peers in recruiting executives. Our employment agreements also include confidentiality, non-competition and non-solicitation provisions, all for the benefit of the Company. Consistent with our compensation philosophy, the employment agreements provide for a significant component of each executive’s annual compensation to be variable, as cash bonuses under our STIP are awarded based on Company performance against pre-established financial or operational goals. For example, no cash bonuses were paid to our named executive officers based on our fiscal 2011 financial performance. Based on improvements in our business during fiscal 2012, cash bonuses became payable to our named executive officers in fiscal 2013. However, these cash bonuses were paid in the form of restricted stock grants. Additionally, the value of annual equity compensation is determined by our common stock price so our executives’ interests are aligned with those of our stockholders in this regard.

Second Amended and Restated Employment Agreement with Chief Executive Officer

On January 22, 2013, we entered into a Second Amended and Restated Employment Agreement with George R. Judd, our Chief Executive Officer. The Second Amended and Restated Employment Agreement expires on January 22, 2015, except that it will be renewed automatically for an additional one-year period unless ninety days prior written notice is given by either party in advance of the expiration date of any such extended term. The Second Amended and Restated Employment Agreement provides that Mr. Judd will receive a base salary at the rate of $690,000 per year, subject to increase at the discretion of the Committee. Mr. Judd shall also be eligible to receive an annual bonus pursuant to the terms of our annual bonus plan, with the annual bonus potential to be a target of 100% of his base salary up to a maximum of 200% of base salary, based upon satisfaction of performance goals and bonus criteria to be defined and approved by the Compensation Committee in advance for each fiscal year in accordance with the terms of the applicable bonus plan. In addition, the Second Amended and Restated Employment Agreement provides that Mr. Judd is eligible to participate in all benefit programs for which senior executives are generally eligible. The Committee reviewed the Hewitt Associates benchmark study and considered the level of compensation paid to chief executive officers within the comparator group of companies as a factor in establishing his compensation.

Under his Second Amended and Restated Employment Agreement, the Company may terminate Mr. Judd’s employment for cause or without cause. If Mr. Judd’s employment is terminated without cause or he resigns for good reason, the Second Amended and Restated Employment Agreement provides Mr. Judd with, among other things, payment equal to one time his annual base salary in effect immediately prior to the date of termination, plus one time the cash bonus amount equal to the target bonus amount Mr. Judd was eligible to receive for the fiscal year prior to the year of the termination of his employment. Such sum is payable in twelve equal monthly installments commencing on the earlier to occur of the first business day of the seventh month after the date of termination or Mr. Judd’s death. The Second Amended and Restated Employment Agreement also contains confidentiality provisions, as well as a covenant not to compete during the employment term and continuing for a period of one year following his date of termination. The Second Amended and Restated Employment Agreement supercedes and replaces Mr. Judd’s Amended and Restated Employment Agreement with the Company dated January 21, 2011.

Second Amended and Restated Employment Agreement with Chief Financial Officer

On January 22, 2013, we entered into a Second Amended and Restated Employment Agreement with H. Douglas Goforth, our Senior Vice President, Chief Financial Officer and Treasurer. The Second Amended and Restated Employment Agreement expires on January 23, 2015, except that it will be renewed automatically for an additional one-year period unless ninety days prior written notice is given by either party in advance of the expiration date of any such extended term. The Second Amended and Restated Employment Agreement provides that Mr. Goforth’s annual base salary shall be paid at the rate of $425,000 per year, subject to increase at the discretion of the Committee. Mr. Goforth shall also be eligible to receive an annual bonus pursuant to the terms of the Company’s annual bonus plan, with the annual bonus potential to be a target of 65% of his base salary up to a maximum of 130% of base salary, based upon satisfaction of performance goals and bonus criteria to be defined and approved by the Compensation Committee in advance for each fiscal year in accordance with the terms of the bonus plan. In addition, the Second Amended and Restated Employment Agreement provides that Mr. Goforth is eligible to participate in all benefit programs for which senior executives are generally eligible.

Under his Second Amended and Restated Employment Agreement, the Company may terminate Mr. Goforth’s employment for cause or without cause. If Mr. Goforth’s employment is terminated without cause or he resigns for good reason, the Second Amended and Restated Agreement provides Mr. Goforth with, among other things, payment equal to one time his annual base salary in effect immediately prior to the date of termination, plus one time the cash bonus amount equal to the target bonus amount Mr. Goforth was eligible to receive for the prior fiscal year. Such sum is payable in twelve equal monthly installments commencing on the earlier to occur of the first business day of the seventh month after the date of termination or Mr. Goforth’s death. The Second Amended and Restated Employment Agreement also contains confidentiality provisions, as well as a covenant not to compete during the employment term and continuing for a period of one year following his date of termination. The Second Amended and Restated Employment Agreement supercedes and replaces Mr. Goforth’s Amended and Restated Employment Agreement with the Company dated January 21, 2011.

Amended and Restated Employment Agreement with Chief Administrative Officer

Mr. Adelman resigned from the Company effective February 1, 2013. We are presenting his compensation package for 2012 as he was a named executive officer as of the end of the fiscal year ended December 29, 2012.

On January 21, 2011, we entered into an Amended and Restated Employment Agreement with Dean A. Adelman, our Chief Administrative Officer. Mr. Adelman’s annual base salary was paid at the rate of $315,000 per year. Mr. Adelman was also eligible to receive an annual bonus pursuant to the terms of our annual bonus plan, with the annual bonus potential to be a target of 50% of his base salary up to a maximum of 100% of base salary, based upon satisfaction of performance goals and bonus criteria to be defined and approved by the Compensation Committee in advance for each fiscal year in accordance with the terms of the applicable bonus plan. In addition, Mr. Adelman was eligible to participate in all benefit programs for which senior executives are generally eligible.

Under his Amended and Restated Employment Agreement, the Company could terminate Mr. Adelman’s employment for cause or without cause. If Mr. Adelman’s employment was terminated without cause or he resigned for good reason, the Amended and Restated Employment Agreement provided Mr. Adelman with, among other things, payment equal to one time his annual base salary in effect immediately prior to the date of termination, plus one time the cash bonus amount equal to the target bonus amount Mr. Adelman was eligible to receive for the fiscal year prior to the year of the termination of his employment, payable in twelve equal monthly installments commencing on the earlier to occur of the first business day of the seventh month after the date of termination or Mr. Adelman’s death. Mr. Adelman’s resignation was deemed a voluntary resignation under the Amended and Restated Employment Agreement, and no severance payments were made to Mr. Adelman. The Amended and Restated Employment Agreement also contains confidentiality provisions, as well as a covenant not to compete during the employment term and continuing for a period of one year following his date of termination, which is the date of Mr. Adelman’s resignation, February 1, 2013.

Employment Agreement with Chief Supply Chain Officer

On October 31, 2011, we entered into an Employment Agreement with Ned M. Bassil, our new Senior Vice-President and Chief Supply Chain Officer. The Employment Agreement became effective on December 1, 2011 and expires on December 1, 2013, except that the Employment Agreement will be renewed automatically for successive additional one-year periods unless ninety days prior written notice is given by either party in advance of the expiration date of any such extended term. The Employment Agreement provides that Mr. Bassil will receive a base salary at the rate of $400,000 per year, subject to increase at the discretion of the Committee. Mr. Bassil shall also be eligible to receive an annual bonus pursuant to the terms of our annual bonus plan, with the annual bonus potential to be a target of 65% of his base salary up to a maximum of 130% of base salary, based upon satisfaction of performance goals and bonus criteria to be defined and approved by the Compensation Committee in advance for each fiscal year in accordance with the terms of the applicable bonus plan. Upon Mr. Bassil commencing employment, Mr. Bassil received a payment of $100,000 less applicable taxes. In addition, Mr. Bassil received an additional payment of $100,000 less applicable taxes on the first anniversary of the effective date of is Employment Agreement. The Employment Agreement provides that Mr. Bassil is eligible to participate in all benefit programs for which senior executives are generally eligible.

Mr. Bassil also received 200,000 restricted shares of the Company’s common stock on December 1, 2011 as part of his incentive package to join the Company. The shares were issued pursuant to the Company’s 2006 Long Term Equity Incentive Plan. The shares vest over a three-year period commencing on the effective date of his Employment Agreement.

Under the Employment Agreement, the Company may terminate Mr. Bassil’s employment for cause or without cause. If Mr. Bassil’s employment is terminated without cause or he resigns for good reason, the Employment Agreement provides Mr. Bassil with, among other things, payment equal to one time his annual base salary in effect immediately prior to the date of termination, plus one time the amount equal to the target bonus for Mr. Bassil for the fiscal year prior to the year of the termination of his employment, payable in twelve equal monthly installments commencing on the earlier to occur of the first business day of the seventh month after the date of termination or Mr. Bassil’s death. The Employment Agreement also contains confidentiality provisions, as well as a covenant not to compete during the employment term and continuing for a period of one year following his date of termination in the event Mr. Bassil is terminated without cause, he voluntarily resigns or resigns for good reason, or the employment period ends.

Risk Analysis of Compensation Program

The Compensation Committee has reviewed our compensation program to determine if the elements encourage excessive or unnecessary risk taking that reasonably could have a material adverse effect on the Company. There is no objective way to measure risk resulting from a company’s compensation program; therefore, such analysis is subjective in nature. After reviewing our compensation program, the Compensation Committee believes that the only elements that could incentivize risk taking are the annual cash incentives under the STIP and awards made under the LTIP with payouts dependent on the achievement of certain performance levels by the Company. Since base salaries are fixed, they do not encourage risk taking. The same is true of awards under the LTIP that include only time-based vesting. Based upon the value of each of these elements to the overall compensation mix and the relative value each has to the other, the Compensation Committee believes that the Company’s compensation program is appropriately balanced. The Compensation Committee believes that the mix of short- and long-term awards minimizes risks that may be taken, as any risks taken for short-term gains ultimately could jeopardize not only the Company’s ability to meet the long-term performance objectives, but also appreciation in the Company’s stock price. In addition, the Compensation Committee believes that the establishment of reasonable performance goals, the capping of payouts and the avoidance of any steep payout changes at the various payout levels of the performance-based STIP and LTIP compensation components further reduce any risk-taking incentive that may be associated with these compensation elements. As a result, the Compensation Committee does not believe that our compensation program incentivizes unreasonable risk taking.

Internal Revenue Code Section 162(m)

In making compensation decisions, the Compensation Committee also considers the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer and the other executive officers, other than compensation that is performance-based under a plan that is approved by the stockholders of the Company and meets other technical requirements. However, the Committee reserves the right to provide for compensation to executive officers that may not be deductible if it believes such compensation is in the best interests of the Company and its stockholders.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the “Compensation Discussion and Analysis” set forth above with management. Based on such review and discussions, the Compensation Committee recommended to the Board that such Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K.

M. Richard Warner, Chairman
Howard S. Cohen
Alan H. Schumacher

COMPENSATION OF EXECUTIVE OFFICERS

2012 SUMMARY COMPENSATION TABLE

The following table sets forth the cash and non-cash compensation for 2012, 2011 and 2010, awarded to our Chief Executive Officer, our Chief Financial Officer, our Chief Administrative Officer and our Chief Supply Chain Officer. We refer to these individuals as our “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Comp. ($)(2)	All Other Comp. ($)	Total ($)
George R. Judd,	2012	645,000	—	891,720	345,000	19,095	1,900,815
President and Chief Executive Officer(3)	2011	600,000	—	691,839	—	22,542	1,314,381
	2010	600,000	—	631,872	—	16,089	1,247,961
H. Douglas Goforth,	2012	400,000	—	557,326	138,125	19,310	1,114,761
CFO & Treasurer(4)	2011	375,000	—	372,527	—	16,321	763,848
	2010	375,000	—	368,592	—	18,537	762,129
Dean A. Adelman,	2012	315,000	—	468,152	78,750	6,148	868,050
Chief Administrative Officer(5)	2011	315,000	—	319,308	—	6,960	641,268
	2010	315,000	—	315,936	—	2,047	632,983
Ned M. Bassil,	2012	400,000	—	—	40,000	106,421	546,421
Chief Supply Chain Officer(6)	2011	26,154	—	290,000	—	100,000	416,154

(1)
The amounts in this column were calculated based on the grant date fair value of our common stock, in accordance with FASB ASC Topic 718. Stock awards generally vest in various increments over multi-year periods. As a result, this grant date fair value may not be indicative of the ultimate value the executive may receive under these grants.
(2)
Under the fiscal 2012 STIP, the Committee determined that based on the Company’s financial performance, including EBITDA achievement, restricted stock awards were made to the named executive officers during January 2013 in lieu of a cash bonus otherwise payable under the fiscal 2012 STIP. The economic value of this bonus, presented in the above table, for Messrs. Judd, Goforth, Adelman and Bassil was $345,000, $138,125, $78,750 and $40,000, respectively. Total restricted shares granted in January of 2013 were 182,940 (104,863 shares for Mr. Judd, 41,983 shares for Mr. Goforth, 23,936 shares for Mr. Adelman and 12,158 shares for Mr. Bassil) with a total fair value on the date of grant of $603,702 ($346,048 for Mr. Judd, $138,544 for Mr. Goforth, $78,989 for Mr. Adelman and $40,121 for Mr. Bassil). These awards vest one year from the date of grant. As indicated above, Mr. Adelman resigned from the Company on February 1, 2013. He forfeited this restricted stock bonus as of the date of his resignation.
(3)
Mr. Judd’s “Base Salary” for 2012 includes a $90,000 compensation increase that went into effect mid year of fiscal 2012. He therefore received half of this increase ($45,000) in fiscal 2012 as it was not retrospective. Mr. Judd’s “All Other Compensation” for 2012 includes an auto allowance of $7,620; a club dues allowance of $6,000 and health benefits paid by the Company of $5,475.
(4)
Mr. Goforth’s “Base Salary” for 2012 includes a $50,000 compensation increase that went into effect mid year of fiscal 2012. He therefore received half of this increase ($25,000) in fiscal 2012 as it was not retrospective. Mr. Goforth’s “All Other Compensation” for 2012 includes an auto allowance of $7,500; a club dues allowance of $6,000 and health benefits paid by the Company of $5,809.
(5)
Mr. Adelman’s “All Other Compensation” for 2011 includes health benefits paid by the Company of $6,148. Mr. Adelman resigned from the Company effective February 1, 2013. We are presenting his compensation package for 2012 as he was a named executive officer as of the end of the fiscal year ended December 29, 2012.
(6)
Mr. Bassil’s “All Other Compensation” for 2012 represents the amount earned by Mr. Bassil in accordance with his employment agreement, which was based upon his continued employment with the Company through the first anniversary of the effective date of that agreement, as well as $6,421 of health benefits paid by the Company. We have only presented two years of compensation for Mr. Bassil as his employment with the Company did not begin until December of 2011.

GRANTS OF PLAN-BASED AWARDS FOR 2012

The table below sets forth information regarding all grants of awards made to the named executive officers during 2012. For further information regarding the terms of certain of these grants, see “Compensation Discussion and Analysis” above.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards # of Shares(2)	All Other Option Awards # of Shares Underlying Option	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
George R. Judd	N/A	345,000	690,000	1,380,000	—	—	—	N/A	—	—	N/A
	1/10/12							606,612			891,720
Howard D. Goforth	N/A	138,125	276,250	552,500	—	—	—	N/A	—	—	N/A
	1/10/12							379,133			557,326
Dean A. Adelman	N/A	78,750	157,500	315,000	—	—	—	N/A	—	—	N/A
	1/10/12							318,471			468,152
Ned M. Bassil	N/A	130,000	260,000	520,000	—	—	—	N/A	—	—	N/A
	N/A							N/A			N/A

(1)
These columns show the range of possible payouts which were targeted for 2012 performance under the Company’s STIP as described in the section titled “Annual Bonuses” in the Compensation Discussion and Analysis and are based on the named executive officer’s final base salary for 2012. The Committee awarded restricted stock during January of fiscal 2013 in lieu of cash bonuses based on the Company’s fiscal 2012 financial results. These restricted stock awards vest one year from the date of grant. We have not presented this award in the table above, or in the “2012 Outstanding Equity Awards at Year End” table below as it was not granted until fiscal 2013.
(2)
The restricted stock grants disclosed in the table were all issued pursuant to the Company’s 2004 or 2006 LTIP. Each of the restricted stock awards cliff vest three years from the date of grant.

2012 OUTSTANDING EQUITY AWARDS AT YEAR END

The following table sets forth certain information with respect to unexercised stock options and unvested shares of restricted stock held on December 29, 2012 by each of our named executive officers.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
George R. Judd	78,647	—	14.01	6/5/16	1,060,453	2,979,873	—	—
Howard D. Goforth	—	—	—	—	628,522	1,766,147	—	—
Dean A. Adelman(2)	14,000	—	10.29	11/9/15	524,845	1,474,814	—	—
	21,169	—	14.01	6/5/16
Ned M. Bassil	—	—	—	—	200,000	562,000	—	—

(1)
Computed based on the closing price of our common stock on December 29, 2012 of $2.81.
(2)
Mr. Adelman forfeited all unvested restricted stock and all unexpired options as of the date of his resignation, described further above, effective February 1, 2013.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information with respect to shares of restricted stock that vested in 2012. No stock options held by the named executive officers were exercised in 2012.

	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
George R. Judd	270,095	539,498
H. Douglas Goforth	138,123	262,434
Dean A. Adelman	127,266	248,817
Ned M. Bassil	—	—

Payments upon Certain Events of Termination or Change-in-Control

As described above under “Compensation Discussion and Analysis  —  Employment Agreements,” certain of our named executive officers are entitled to receive payments in connection with the termination of their employment by the Company in certain circumstances. Additionally, our named executive officers hold equity awards issued pursuant to our 2004 LTIP and our 2006 LTIP. Options and restricted stock issued pursuant to these plans generally vest automatically upon a change in control of the Company.

The following table describes the estimated present value of unvested restricted stock awards that would have immediately vested in the event that the named executive officer’s employment was terminated by reason of death or disability on December 29, 2012 or if a change in control of the Company occurred on such date. All outstanding option awards held by the named executive officers were fully vested at December 29, 2012.

	Value of Restricted Stock(1)	Total(1)
George R. Judd	$2,979,873	$2,979,873
H. Douglas Goforth	$1,766,147	$1,766,147
Dean A. Adelman(2)	$1,474,814	$1,474,814
Ned M. Bassil	$562,000	$562,000

(1)
Computed based on the closing price of our common stock on December 29, 2012 of $2.81.
(2)
Mr. Adelman forfeited all unvested restricted stock as of the date of his resignation, described further above, effective February 1, 2013.

In addition to accelerated vesting of outstanding equity awards upon a change in control, our named executive officers are entitled to receive certain other payments in connection with certain termination events specified in their employment agreements. As described above under “Compensation Discussion and Analysis — Employment Agreements,” in the case of Messrs. Judd, Goforth, Adelman and Bassil, any of the Company’s obligations to make cash payments following the termination of their respective employment is contingent upon the executive complying with the restrictive covenants contained in their respective employment agreements. These restrictive covenants prohibit, during periods defined in the agreements and subject to certain limited exceptions, (i) competing with the Company, (ii) employing or soliciting Company employees, (iii) interfering with Company relationships with its customers or vendors and (iv) disclosing or using in an unauthorized manner any of the Company’s confidential or proprietary information. These restrictive covenants generally limit the employee’s competitive activities for a period of one year following the later of the expiration or termination of employment under the employment agreement.

In the event that any of the named executive officers’ employment is terminated by the Company “for cause,” we are only obligated to pay the executive his salary and provide the executive with fringe benefits through the date of termination.

The following table describes the estimated present value of payments that would have been due to the named executive officers in the event that their employment was terminated by the Company due to a “termination without cause” (as defined in the employment agreement) or by the executive for “good reason” (as defined in the employment agreement) and that such termination occurred on December 29, 2012. Such amounts would be payable pursuant to the terms of their agreements with the Company as described in the footnotes to the table as well as above under “Compensation Discussion and Analysis — Employment Agreements.”

	Salary and Bonus	Continuing Medical Coverage	Outplacement Services Allowance
George R. Judd	$1,380,000	$19,606	$25,000
H. Douglas Goforth	$701,250	$19,985	$25,000
Dean A. Adelman(1)	$472,500	$12,321	$25,000
Ned. M. Bassil	$660,000	$17,596	$25,000

(1)
As Mr. Adelman resigned effective February 1, 2013, and was not terminated by the Company, amounts shown above will not be paid to this named executive officer.

DIRECTOR COMPENSATION FOR 2012

Shown below is information concerning the compensation for each member of the Board for 2012. Mr. Judd’s compensation is reported above in the 2012 Summary Compensation Table.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
Howard S. Cohen(3)	258,000	—	—	258,000
Richard S. Grant(4)	77,500	10,544	—	88,044
Ronald E. Kolka	—	—	—	—
Charles H. McElrea(5)	75,000	10,544	—	85,544
Steven F. Mayer	—	—	—	—
Alan H. Schumacher(6)	103,750	15,816	—	119,566
Robert G. Warden	—	—	—	—
M. Richard Warner(7)	80,000	—	—	80,000

(1)
Our directors who are not current employees of the Company, current employees or members of Cerberus’ operations team, or the Chairman of our Board, referred to as our outside directors, receive an annual director’s retainer fee. For 2012, these fees were paid in restricted stock that equated to 35,864 shares for each applicable director with a grant date fair value of $52,720 and an economic value of $50,000. These awards vested on January 10, 2013. The Chairman of our Board receives an annual chairman’s fee that has an economic value of $258,000 in consideration of the additional time and commitment attendant to the duties of the position of Chairman of the Board. For 2012, this fee was paid in 185,058 shares of restricted stock with a grant date fair value of $272,035. This restricted stock award vested on January 10, 2013. In addition, each outside director receives a fee of $1,250 in cash for each directors’ meeting attended. Outside directors also receive a fee of $20,000 in cash for serving as chairperson of a committee or $10,000 in cash for being a member of a committee. In addition, members of our Audit Committee received shares of restricted stock (which will vest three years from the date of grant). These additional awards are described within footnotes 4, 5, and 6 of this table. Other than our Chairman of the Board, directors who are currently employed by the Company or Cerberus, or who are members of Cerberus’ operations team, do not receive additional consideration for serving as directors, except that all directors are entitled to reimbursement for travel and out-of-pocket expenses in connection with their attendance at board and committee meetings. The grant date fair value of awards granted during 2012, other than those awards discussed in this footnote, is included in the “Stock Awards” column of the above table.
(2)
The amounts in this column were calculated based on the grant date fair value of our common stock, in accordance with FASB ASC Topic 718. Stock awards generally vest in various increments over multi-year periods. As a result, this grant date fair value may not be indicative of the ultimate value the executive may receive under these grants. The grant date fair value of awards granted during 2012, other than those described in Footnote 1, is included in the “Stock Awards” column of the above table.
(3)
Mr. Cohen serves as non-executive Chairman of the Board. At December 29, 2012, Mr. Cohen held 185,058 shares of restricted stock and fully vested options to acquire 750,000 shares of common stock. The economic value of awards granted during 2012 is included in the “Fees Earned or Paid in Cash” column in the above table.
(4)
Mr. Grant serves as a member of the Audit Committee of the Board. At December 29, 2012, Mr. Grant held 45,838 shares of restricted stock, and fully vested options to purchase 10,000 shares of the Company’s common stock. Included in the total shares are 7,173 shares of restricted stock received for additional fees related to serving on the Audit Committee, which had a grant date fair value of $10,544. This award cliff vests three years from the date of grant. The grant date fair value of this award is included in the “Stock Awards” column in the above table. During fiscal 2012, as discussed in Footnote 1, Mr. Grant also received 35,864 shares with a grant date fair value of $52,720. This award vests on January 10, 2013. The economic value of this award is included in the “Fees Earned or Paid in Cash” column in the above table.

(5)
Mr. McElrea served as a member of the Audit Committee of the Board through October 30, 2012. Subsequent to Mr. McElrea’s resignation, he forfeited the 43,037 shares of restricted stock granted to him in January of 2012. Included in the total number of shares forfeited are 7,173 shares of restricted stock received for additional fees related to serving on the Audit Committee, which had grant date fair value of $10,544. The grant date fair value of this award is included in the “Stock Awards” column in the above table. During fiscal 2012, as discussed in Footnote 1, Mr. McElrea also received and subsequently forfeited 35,864 shares with a grant date fair value of $52,720. The economic value of this award is included in the “Fees Earned or Paid in Cash” column in the above table.
(6)
Mr. Schumacher serves as the Chairman of the Audit Committee of the Board and as a member of the Compensation Committee of the Board of Directors. At December 29, 2012, Mr. Schumacher held 50,824 shares of restricted stock. Included in the total shares above are 10,759 shares of restricted stock received for additional fees related to serving as chairperson of the Audit Committee, which had grant date fair value of $15,816. This award cliff vests three years from the date of grant. The grant date fair value of this award is included in the “Stock Awards” column in the above table. During fiscal 2012, as discussed in Footnote 1, Mr. Schumacher also received 35,864 shares with a grant date fair value of $52,720. This award vests on January 10, 2013. The economic value of this award is included in the “Fees Earned or Paid in Cash” column in the above table.
(7)
On February 14, 2013, Mr. Warner joined the Audit Committee as the third director on the Company’s Audit Committee. At December 29, 2012, Mr. Warner held 35,864 shares of restricted stock. As discussed in Footnote 1, this award, which was received in fiscal 2012, had a grant date fair value of $52,720 and vested on January 10, 2013. The economic value of awards granted during 2012 is included in the “Fees Earned or Paid in Cash” column in the above table.

Compensation Committee Interlocks and Insider Participation

Messrs. Cohen, Schumacher and Warner are the current members of the Compensation Committee. Mr. Cohen served as our interim Chief Executive Officer from March 2008 through October 2008 and as our Executive Chairman from March 2008 through March 2009, and is an advisor to Cerberus. Mr. Warner was a consultant for Cerberus until June 2011. None of the members of the Compensation Committee had any “interlocks” within the meaning of Item 407(e)(4) of the SEC Regulation S-K during fiscal year 2012.

Beginning in fiscal 2013, directors may elect to receive their annual director retainer in either cash, shares of common stock, or a combination thereof.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of independent directors as required by and in compliance with the listing standards of the NYSE. The Audit Committee operates under a written charter which is posted on the Company’s website at www.bluelinxco.com. The role of the Audit Committee is to assist the Board in its oversight of the integrity of the Company’s financial reporting process and compliance with legal and regulatory requirements. The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. The Company’s management is responsible for the preparation, presentation, and integrity of the Company’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures and establishing and maintaining internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and internal control over financial reporting and expressing an opinion on the conformity of those financial statements and internal control over financial reporting with United States generally accepted accounting principles and the standards of the Public Company Accounting Oversight Board.

The Audit Committee held eight meetings during the year. The Audit Committee met with management periodically during the year to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. The Audit Committee discussed these matters with the Company’s independent registered public accounting firm and with the appropriate financial personnel. The Audit Committee also met privately with the independent registered public accounting firm, which has unrestricted access to the Audit Committee. The Audit Committee of the Board of Directors has reviewed and discussed the Company’s audited financial statements as of and for the fiscal year ended December 29, 2012, with management and the Company’s independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under auditing standards generally accepted in the United States, including those matters set forth in Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The independent registered public accounting firm has provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence, and the Audit Committee has also discussed with the independent registered public accounting firm its independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.

Based on the reports and discussions described above, the Audit Committee has recommended to the Board that the Company’s audited financial statements be included in its annual report on Form 10-K for the fiscal year ended December 29, 2012, for filing with the SEC.

Respectfully Submitted by:

The Audit Committee of the
Board of Directors:

Alan H. Schumacher, Chairman
Richard S. Grant
M. Richard Warner

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval or Ratification of Related Person Transactions

Our legal department and Corporate Secretary are primarily responsible for identifying and reviewing relationships and transactions in which the Company and our directors, executive officers, certain of our stockholders or their immediate family members are participants to determine whether any of these “related persons” had or will have a direct or indirect material interest. In order to identify potential related person transactions, our legal department annually prepares and distributes to all directors and executive officers a written questionnaire which includes questions intended to elicit information about any related person transactions. Information regarding transactions with related persons or any violation of policy, including transactions involving a potential conflict of interest in violation of our Code of Ethical Conduct, may be anonymously reported by employees through our Business Conduct and Ethics Hotline.

If a related person transaction is identified by the legal department as one which must be reported in our Annual Report on Form 10-K or our Proxy Statement, as applicable, pursuant to applicable SEC regulations, we present the transaction to the Audit Committee for its review and approval or ratification. In evaluating related person transactions, our Audit Committee members apply the same standards of good faith and fiduciary duty they apply to their general responsibilities as a committee of the Board and as individual directors. The Audit Committee may approve a related person transaction when, in its good faith judgment, the transaction is in the best interests of the Company.

Cerberus Capital Management, L.P., our equity sponsor, retains consultants that specialize in operations management and support and who provide Cerberus with consulting advice concerning portfolio companies in which funds and accounts managed by Cerberus or its affiliates have invested. From time to time, Cerberus makes the services of these consultants available to Cerberus portfolio companies. We believe that the terms of these consulting arrangements are favorable to us, or, alternatively, are materially consistent with those terms that would have been obtained by us in an arrangement with an unaffiliated third party. We have normal service, purchase and sales arrangements with other entities that are owned or controlled by Cerberus. We believe that these transactions are not material to our results of operations or financial position.

Other than the transactions discussed above, for the last fiscal year there has not been, nor is there currently proposed, any “transaction,” as defined by the SEC:

•
to which we are or will be a participant;
•
in which the amount involved exceeded or will exceed $120,000; and
•
in which any “related person,” as defined by the SEC, had or will have a direct or indirect material interest.

Non-Independent Directors

We believe that, as of the date of our Annual Meeting, four of the current members of our Board do not meet the independence standards promulgated under the listing standards of the NYSE. Three of the current members of our Board are employees of or advisors to Cerberus. Messrs. Mayer and Kolka are currently employed by Cerberus and Mr. Cohen is an advisor to Cerberus. Mr. Judd is the Company’s President and Chief Executive Officer. As a “controlled company,” we are exempt from the requirement that our Board be composed of a majority of independent directors.

CORPORATE GOVERNANCE GUIDELINES AND CODE OF ETHICS

Our corporate governance guidelines, as in effect from time to time, may be found on our website, www.bluelinxco.com. Our Board intends to review its corporate governance principles, committee charters and other aspects of governance as often as necessary to remain current in all aspects of corporate governance for similarly situated companies.

Our Board has adopted a policy to self-evaluate its performance on an annual basis.

Our code of conduct and ethics, applicable to all employees and officers as well as members of our Board, as in effect from time to time, may be found on our website, www.bluelinxco.com. Any amendment to or waiver of our code of conduct and ethics for any Board member, our Chief Executive Officer, our Chief Financial Officer

as well as any other executive officer will be disclosed on our website, www.bluelinxco.com. Additionally, our corporate governance guidelines and code of conduct and ethics are available in print to any stockholder who requests them by writing to BlueLinx Holdings Inc., attn: Corporate Secretary, 4300 Wildwood Parkway, Atlanta, Georgia 30339.

Our code of conduct and ethics provides a procedure by which employees and others may directly or anonymously, through a secure toll-free phone number, inform our management and/or the Audit Committee of any alleged violation of our code of conduct and ethics, including any allegations of accounting fraud. Reporting employees are protected from retaliation and any other form of adverse action.

SUBMISSION OF STOCKHOLDER PROPOSALS

We currently expect to hold our 2014 annual meeting of stockholders in May 2014. There are two different deadlines for submitting stockholder proposals for the 2014 meeting. First, if you wish to have a proposal considered for inclusion in next year’s proxy statement, you must submit the proposal in writing so that we receive it by December 16, 2013. Proposals should be addressed to our principal executive offices, BlueLinx Holdings Inc., attn: Corporate Secretary, 4300 Wildwood Parkway, Atlanta, Georgia 30339. If you submit a proposal, it must comply with applicable laws, including Rule 14a-8 of the Exchange Act.

In addition, our bylaws provide that any stockholder wishing to nominate a candidate for director or to propose any other business at the 2014 annual meeting must give us timely written notice. This notice must comply with applicable laws and our bylaws. Copies of our bylaws are available to stockholders free of charge on request to our principal executive offices, BlueLinx Holdings Inc., attn: Corporate Secretary, 4300 Wildwood Parkway, Atlanta, Georgia 30339. To be timely, notice shall be delivered to our secretary before February 15, 2014, but no earlier than January 16, 2014; provided, that, in the event the date of the 2014 annual meeting is more than 30 days before or more than 70 days after the anniversary date of the 2013 annual meeting, notice by the stockholder must be delivered no earlier than 120 days before the 2014 annual meeting and no later than the later of 90 days before the 2014 annual meeting or 10 days following the day on which we make public announcement of the date of such meeting. The public announcement of an adjournment or postponement of an annual meeting of stockholders shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

DELIVERY OF PROXY MATERIALS

To reduce the expenses of delivering duplicate proxy materials to stockholders, we are relying upon SEC rules that permit us to deliver only one proxy statement and annual report to multiple stockholders who share an address, unless we receive contrary instructions from any stockholder at that address. All stockholders sharing an address will continue to receive separate proxy cards based on their registered ownership of our common stock. Any stockholder sharing such an address who does not receive an individual proxy statement and annual report may write or call us as specified below and we will promptly send the materials to the stockholder at no cost. For future meetings, a stockholder may request separate copies of our proxy statement and annual report or request that we only send one set of these materials if the stockholder is receiving multiple copies, by writing to the Board of Directors, in care of our Corporate Secretary, BlueLinx Holdings Inc., 4300 Wildwood Parkway, Atlanta, Georgia 30339, or by telephoning the Company at 770-953-7000.

FORM OF PROXY CARD

BLUELINX HOLDINGS INC.

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints Sara E. Epstein and H. Douglas Goforth, and each of them, as proxies, each with the power to appoint his or her substitute, and authorizes each of them to represent and vote, as designated below, all of the shares of stock of BlueLinx Holdings Inc. held of record by the undersigned on April 3, 2013, at the Annual Meeting of Stockholders of BlueLinx Holdings Inc. to be held on May 16, 2013, and at any and all adjournments or postponements thereof. The Board of Directors recommends voting FOR its nominees for director and FOR proposals 2 and 3.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the Board’s nominees for director in Proposal 1 and FOR Proposals 2 and 3.

(Continued and to be dated and signed on reverse side)

BLUELINX HOLDINGS INC. 2013 ANNUAL MEETING

1.
Proposal to elect nine directors to hold office until the 2014 annual meeting of stockholders or until their successors are duly elected and qualified.
•
Howard S. Cohen
•
Richard S. Grant
•
George R. Judd
•
Steven F. Mayer
•
Alan H. Schumacher
•
M. Richard Warner
•
Ronald E. Kolka
•
Roy W. Haley
•
Kim S. Fennebresque
☐   FOR the nominees listed above.                   ☐
WITHHOLD AUTHORITY
to vote for the nominee(s) listed below:

2.
Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2013.

☐   FOR                ☐   AGAINST                ☐   ABSTAIN

3.
Proposal to approve the advisory, non-binding resolution regarding the executive compensation described in this Proxy Statement

☐   FOR                ☐   AGAINST                ☐   ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

Dated:                               , 2013

Signature(s) in box

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing in a fiduciary or representative capacity, give full title as such.